EXHIBIT 10.11.2

CONFIDENTIAL TREATMENT REQUESTED

Letter Agreement

This Letter Agreement (“Agreement”), dated September 30, 2003 (“Effective Date”), is made and entered into by and between Brightmail Incorporated (“BMI’) and Microsoft Corporation (“Microsoft” or “Company”).

WHEREAS, BMI provides software and related services (“Software Services”) to Company pursuant to a Software Development and License and Services Agreement bearing an Effective Date of June 20, 2002, as amended on July 14, 2003 (“License Agreement”).

WHEREAS, in connection with the Software Services, Microsoft provided certain * to BMI for its research and development purposes (“Probes”).

WHEREAS, BMI intends to offer new services that would provide certain information (including without limitation the email messages from the Probes) to third parties from or based on the information obtained from the Probes (the “BMI Services”).

WHEREAS, Company desire to allow BMI to share information (including portions of messages from the Probes) to third parties in connection with the BMI Services.

NOW THEREFORE, the parties agree as follows:

1. Company agrees that (i) BMI may share and distribute to third parties information (including without limitation email messages) from, or based on information obtained from, the Probes, where such information was obtained prior to the Effective Date or during the term of this Agreement, and (ii) each such third party may redistribute such information to other third parties or Judicial bodies, governmental agencies, authorities or the like, provided that no information identifying the recipient of such email message will be disclosed. Notwithstanding the foregoing, to the extent that the Probes include * in the License Agreement, if Brightmail becomes aware of any * sent to a * where such message appears to be *, Brightmail will * all instances of such message and will * such message, or information based on such message, * distributed to, or retained by, any third party.

2. This Agreement embodies the entire understanding between the parties and supersedes and replaces any and all prior understandings, arrangements and agreements whether oral or written relating to the subject matter hereof.

3. The rights and obligations of each party hereunder will inure to the benefit of, and be binding upon, each party’s division(s), affiliate(s) and subsidiary(ies). Either party may terminate this Agreement on ninety (90) days prior written notice to the other party. With respect to any information from the Probes made available to Brightmail; during the term of this Agreement, the provisions of this Agreement shall survive any termination of this Agreement. This Agreement may not be assigned or otherwise transferred, whether by law or otherwise, without the prior written consent of the other party except in connection with merger, consolidation or the sale of all or substantially all of its assets.

4. This Agreement shall be construed and controlled by the laws of the State of Washington, and the parties consent to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal subject matter jurisdiction exists, in which case the parties consent to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Brightmail waives all defenses of lack of personal jurisdiction and forum nonconveniens. Process may be served on either party in the manner authorized by applicable law or court rule. In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, Company has executed this Agreement effective as of the Effective Date.

BRIGHTMAIL INCORPORATED		MICROSOFT CORPORATION

By:	/s/ Enrique Salem	By:	/s/ Blake Irving

	Name: Enrique Salem		Name: Blake Irving
	Title: President & CEO		Title: Corporate Vice President